Exhibit 99.1

           AptarGroup Reports Record Third Quarter Revenue
                   and Strong Operational Results;
                          Declares Dividend

    CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--Oct. 19, 2005--AptarGroup, Inc. (NYSE:ATR) today reported record third quarter revenue and strong operational results. The Company also declared a quarterly dividend.

    THIRD QUARTER RESULTS

    For the quarter ended September 30, 2005, sales increased five percent to a record $341.1 million from $325.9 million in the prior year. Sales excluding changes in foreign currency exchange rates increased approximately four percent from the prior year. Custom tooling sales in the quarter decreased to $7.2 million from $17.9 million a year ago. Net income for the third quarter of 2005 was $24.9 million compared to $25.3 million a year ago. Diluted earnings per share were $.69 per share compared to $.68 per share in the prior year. Negatively impacting the third quarter 2005 net income were charges of approximately $2 million ($0.06 per diluted share) related to the previously announced Redeployment Program affecting AptarGroup's French fragrance/cosmetic operations.

    NINE MONTHS RESULTS

    For the nine months ended September 30, 2005, sales increased nine percent to a record $1.0 billion from $953.3 million in the prior year. Sales excluding changes in foreign currency exchange rates increased approximately seven percent from the prior year. Through September, custom tooling sales decreased to $25.0 million from $40.2 million a year ago. Net income for the first nine months of 2005 increased to $76.3 million from $69.3 million a year ago. Diluted earnings per share increased 13 percent to $2.10 per share compared to $1.86 per share in the prior year. Included in the 2005 nine month earnings per share is the positive impact of reduced income taxes recorded in the second quarter related to research and development credits in the U.S. and tax changes in Italy ($.09 per diluted share), and the negative effect of the Redeployment Program charges recorded in the third quarter ($.06 per diluted share).

    MANAGEMENT COMMENT

    Commenting on the quarter, Carl A. Siebel, President and Chief Executive Officer, said, "We are pleased to report strong operating results for the quarter and record revenue. Our company continued to grow in a period that posed challenges for many companies and individuals around the globe. Increased demand for our innovative dispensing systems from the personal care, pharmaceutical and food/beverage markets drove our record third quarter sales. Sales to the fragrance/cosmetic and household markets were approximately equal to the prior year's level."
    Siebel added, "We continue to diligently manage our costs and have implemented certain price increases to offset unavoidable cost increases. These efforts, combined with volume increases, allowed us to achieve strong profit growth in the quarter before considering the charges related to our Redeployment Program."

    BUSINESS SEGMENT PERFORMANCE

    For the quarter, sales of the Dispensing Systems segment increased four percent to $286.5 million from $276.3 million in the prior year, despite a decrease in custom tooling sales of approximately $10.7 million. The increase is mainly due to increased sales to the personal care, pharmaceutical and food/beverage markets. For the first nine months, sales increased eight percent to $862.3 million from $800.4 million in the prior year, despite a decrease in custom tooling sales of $15.2 million. Dispensing Systems segment income (income before interest expense in excess of interest income, corporate expenses, income taxes and unusual items) increased in the quarter to $43.0 million compared to $37.7 million in the prior year. For the first nine months, Dispensing Systems segment income increased to $114.8 million from $104.0 million in the prior year.
    For the quarter, sales of the SeaquistPerfect segment increased nine percent, to $56.5 million from $52.0 million in the prior year. The increase is primarily due to improved sales to the personal care market and the inclusion of sales from EP Spray System SA, which was acquired in the first quarter of this year. For the first nine months, sales increased 16 percent to $186.1 million from $159.8 million in the prior year. Third quarter SeaquistPerfect segment income increased to $4.5 million from $4.3 million a year ago. For the first nine months, SeaquistPerfect segment income increased to $17.5 million from $14.4 million in the prior year.

    REDEPLOYMENT PROGRAM

    Siebel also stated, "As we mentioned last quarter, we are reducing and redeploying certain personnel at our French fragrance/cosmetic operations. We plan to implement this cost saving program over a three year period. In addition to the charges recorded in the third quarter, we expect to record additional after-tax charges of approximately $300,000 to $600,000 in the fourth quarter."

    OUTLOOK

    Siebel commented, "As announced on October 4, 2005, we acquired MBF Developpement SAS and related companies ("MBF"). With MBF's decorative technology, we are expanding our product offerings to better serve our fragrance/cosmetic customers.
    "Looking to the fourth quarter, we are in the midst of a challenging environment. The cost of doing business is increasing particularly when it comes to raw material, transportation and energy. However, we continue to aggressively control costs and we intend to increase prices to mitigate the adverse effects of increasing costs. Thankfully our operations are not located in areas affected by the two terrible storms that hit the Southern coast of the U.S. and we did not experience any interruption in our business. However, the effects of these events on our customers, suppliers and end consumers are difficult to predict."
    Siebel concluded, "Excluding any effects of the Redeployment Program, we expect diluted earnings per share for the fourth quarter of 2005 to be in the range of $.62 to $.67 per share compared to record fourth quarter results of $.65 per share in 2004."

    CASH DIVIDEND

    The Board of Directors declared a quarterly dividend of $.20 per share, payable November 23, 2005 to shareholders of record as of November 2, 2005.

    SHARE REPURCHASE ACTIVITY

    During the quarter, the Company repurchased approximately 200,000 shares of common stock bringing the cumulative total shares repurchased under the current share repurchase program to approximately 3.7 million shares. At the end of the third quarter, the remaining balance of shares authorized for repurchase under the program was approximately 1.3 million shares.

    OPEN CONFERENCE CALL

    There will be a conference call on Thursday October 20, 2005 at 8:00 a.m. CDT to discuss the Company's third quarter results for 2005. The call will last approximately one hour and feature remarks by Carl
A. Siebel and Stephen J. Hagge, AptarGroup's Chief Financial Officer. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

    AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at http://www.aptargroup.com.

    This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management's beliefs as well as assumptions made by and information currently available to management. Accordingly, the Company's actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, those related to overall business conditions in the various markets in which the Company operates, fiscal and monetary policy, changes in foreign exchange rates, direct or indirect consequences of acts of war or terrorism and other risks and uncertainties discussed from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K's and 10-Q's. Readers are cautioned not to place undue reliance on forward-looking statements.


                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)

                 (In Thousands, Except Per Share Data)
                   CONSOLIDATED STATEMENTS OF INCOME

                             THREE MONTHS ENDED    NINE MONTHS ENDED
                                SEPTEMBER 30,        SEPTEMBER 30,
                             ------------------- ---------------------
                                2005      2004        2005      2004
                             --------- --------- ----------- ---------

Net Sales                    $341,084  $325,893  $1,041,195  $953,340
Cost of Sales (exclusive of
 depreciation
shown below)                  225,770   218,417     696,889   636,200
Selling, Research &
 Development and
Administrative                 49,613    46,963     152,313   142,025
Depreciation and Other
 Amortization                  23,985    23,196      74,799    70,679
Redeployment Program            2,972       ---       2,972       ---
                             --------- --------- ----------- ---------
Operating Income               38,744    37,317     114,222   104,436
Other Income/(Expense):
Interest Expense               (3,025)   (2,794)     (8,789)   (7,518)
Interest Income                   771     1,022       2,333     2,912
Equity in Results of
 Affiliates                       382       224       1,217       917
Minority Interests                 12         1          83      (271)
Miscellaneous, net                 (6)    1,102        (844)    1,127
                             --------- --------- ----------- ---------
Income before Income Taxes     36,878    36,872     108,222   101,603
Provision for Income Taxes     11,948    11,615      31,900    32,329
                             --------- --------- ----------- ---------
Net Income                    $24,930   $25,257     $76,322   $69,274
                             ========= ========= =========== =========

Net Income per Share - Basic    $0.71     $0.70       $2.16     $1.91
                             ========= ========= =========== =========
Net Income per Share -
 Diluted                        $0.69     $0.68       $2.10     $1.86
                             ========= ========= =========== =========

Average Number of Shares -
 Basic                         34,988    36,107      35,282    36,344
Average Number of Shares -
 Diluted                       36,010    37,179      36,313    37,298


                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)
                              (continued)
                            (In Thousands)
                      CONSOLIDATED BALANCE SHEETS

                                         September 30,   December 31,
                                              2005           2004
ASSETS

Cash and Equivalents                          $164,596       $170,368
Receivables, net                               258,916        266,894
Inventories                                    183,002        189,349
Other Current Assets                            27,005         34,618
                                         -------------- --------------
Total Current Assets                           633,519        661,229
Net Property, Plant and Equipment              498,755        534,762
Goodwill, net                                  144,365        140,239
Other Assets                                    42,459         37,796
                                         -------------- --------------
Total Assets                                $1,319,098     $1,374,026
                                         ============== ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-Term Obligations                         $89,190        $63,292
Accounts Payable and Accrued Liabilities       211,033        213,569
                                         -------------- --------------
Total Current Liabilities                      300,223        276,861
Long-Term Obligations                          140,670        142,581
Deferred Liabilities                            72,385         81,387
                                         -------------- --------------
Total Liabilities                              513,278        500,829
Stockholders' Equity                           805,820        873,197
                                         -------------- --------------
Total Liabilities and Stockholders'
 Equity                                     $1,319,098     $1,374,026
                                         ============== ==============


                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)
                              (continued)
                            (In Thousands)
                          SEGMENT INFORMATION

                             THREE MONTHS ENDED  NINE MONTHS ENDED
                                 SEPTEMBER 30,       SEPTEMBER 30,
                             -----------------------------------------
                                 2005      2004        2005      2004
                             --------- --------- ----------- ---------
NET SALES

Dispensing Systems           $286,489  $276,275    $862,290  $800,389
SeaquistPerfect                56,499    52,024     186,109   159,839
Intersegment Eliminations      (1,904)   (2,406)     (7,204)   (6,888)
                             --------- --------- ----------- ---------
Total Net Sales              $341,084  $325,893  $1,041,195  $953,340
                             ========= ========= =========== =========


SEGMENT INCOME (1)

Dispensing Systems            $42,979   $37,699    $114,806  $103,966
SeaquistPerfect                 4,465     4,318      17,538    14,368
Corporate Expenses and Other   (5,340)   (3,373)    (14,694)  (12,125)
Redeployment Program (2)       (2,972)      ---      (2,972)      ---
                             --------- --------- ----------- ---------
Income before Interest and
 Taxes                         39,132    38,644     114,678   106,209
Less: Interest Expense, Net     2,254     1,772       6,456     4,606
                             --------- --------- ----------- ---------
Income before Income Taxes    $36,878   $36,872    $108,222  $101,603
                             ========= ========= =========== =========

Notes to Condensed Consolidated Financial Statements:

(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense in excess of interest income, corporate expenses, income taxes and unusual items.

(2) - Redeployment Program charges relate to the Dispensing Systems segment.

    CONTACT: AptarGroup, Inc.
             Stephen J. Hagge, 815-477-0424